CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING  FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-lA of our report dated June 26, 2013, relating to the financial statements and financial highlights of Nuance Concentrated Value Fund, a series of Managed Portfolio Series, for the year ended April 30, 2013, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
August 21, 2013

Registered with the Public Company Accounting Oversight Board